Exhibit 99.1

Doral Financial Corporation Reports Financial Results for the

Quarter Ended March 31, 2012

Reports Net Income of $2.6 million

Increases Tier 1 Capital by $101.5 million

SAN JUAN, Puerto Rico – May 15, 2012 – Doral Financial Corporation (NYSE:DRL) (“Doral”, “Doral Financial” or the “Company”), the holding company of Doral Bank, with operations in Puerto Rico and the U.S., reported net income of $2.6 million for the quarter ended March 31, 2012, compared to a net income of $11.7 million for the quarter ended December 31, 2011 and a net income of $3.3 million for the quarter ended March 31, 2011.

“Doral is on a solid course. Additional capital and reserves strengthened our balance sheet considerably. Our leading mortgage and retail franchise in Puerto Rico provides a strong foundation, while U.S. asset growth and liability management are expanding margins and profitability.” said Glen Wakeman, Chief Executive Officer of Doral Financial Corporation.

First Quarter Highlights:

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Realized an income tax benefit of $112.6 million for the first quarter of 2012 largely as a result of the new Closing Agreement entered into between Doral Financial Corporation (and its Puerto Rico domiciled subsidiaries) and the Commonwealth of Puerto Rico.

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Incurred $115.2 million in provision for loan and lease losses, recognizing the adoption of a more conservative outlook reflective of the uncertain economic and regulatory environments, receipt of new real estate valuations, availability of new market based and performance data and consideration of such new information in forecasting future cash flows on impaired loans.

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Increased net interest income $2.7 million to $52.1 million in the first quarter of 2012 from $49.4 million in the fourth quarter of 2011 resulting from an 18 basis points increase in net interest margin to 2.85%. Net interest income was $8.9 million greater in the first quarter of 2012 compared to the first quarter of 2011.

•	Recognized other-than-temporary impairment charges of $6.4 million related to legacy investment bonds.
•	Non-interest expenses of $63.5 million included approximately $2.5 million of non-recurring expenses.
•	Increased total loans, net by $49.8 million from the fourth quarter of 2011 to the first quarter of 2012.
•

Grew retail deposits by $87.6 million from the fourth quarter of 2011 to the first quarter of 2012 driven by the growth in US sourced deposits while reducing deposit rates by 14 basis points during the quarter.

•

Increased Tier 1 capital by $101.5 million from December 31, 2011 to $822.9, largely resulting from the new Closing Agreement. The Tier 1 leverage ratio increased by 106 basis points from December 31, 2011 to 10.19%.

•	The Company’s financial results for the first quarter of 2012 is being released simultaneously along with the Quarterly Report on Form 10-Q.

Doral’s Form 10-Q as of March 31, 2012 and Investor Presentation materials are being released simultaneously with this earnings release, which contain additional information regarding Doral’s first quarter of 2012 performance.

Conference Call

Doral will be holding a conference call to discuss its financial results on Wednesday, May 16th, 2012 at 10:00 a.m. EST.

The call may be accessed through a dial-in telephone number (866)238-1640 and (703)639-1161 for international callers.

A telephone replay of the conference call will be available starting May 16th, 2012 at noon EDT through June 16th, 2012. The replay can be accessed through dial-in telephone number (800)475-6701 or (320)365-3844 for international callers. The replay code is 248591.

FINANCIAL HIGHLIGHTS

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Net income for the quarter ended March 31, 2012 totaled $2.6 million, compared to a net income of $11.7 million for the fourth quarter of 2011 and a net income of $3.3 million for the quarter ended March 31, 2011.

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The Company reported net income attributable to common shareholders of $189,000 for the first quarter of 2012 compared to net income attributable to common shareholders of $9.2 million for the fourth quarter of 2011, and net income attributable to common shareholders of $0.9 million for the first quarter of 2011.

•

Net interest income for the first quarter of 2012 was $52.1 million, an increase of $2.7 million compared to the fourth quarter of 2011, and an increase of $8.9 million when compared to the first quarter of 2011. Net interest margin for the first quarter of 2012 increased 18 basis points to 2.85%, compared to 2.67% for the fourth quarter of 2011. The improvement in net interest income of $2.7 million was driven by a $1.4 million increase in loans interest income as the Company continues to grow the U.S. commercial loan portfolio. The $1.1 million increase in interest income growth was complemented by a $1.6 million interest expense decrease, mainly from interest expense on deposits as the Company lowered the average deposit rate by 14 basis points.

•

Provision for loan and lease losses for the first quarter of 2012 was $115.2 million, an increase of $105.3 million over the fourth quarter 2011 provision, and an increase of $112.6 million from the provision recorded in the first quarter of 2011. The $115.2 million provision for loan and lease losses in the first quarter of 2012 resulted mainly from the residential mortgage ($68.9 million), construction and land ($26.4 million), and commercial real estate ($17.6 million) portfolios as the Company received many newly-updated valuations of real estate securing its delinquent loans, incorporated the findings of the recently completed third party real estate market analysis into cash flow models and impairment calculations, and adopted a more conservative outlook reflective of the uncertain economic and regulatory environments in which Doral operates.

•

Non-interest income for the first quarter of 2012 of $16.6 million reflects a decrease of $8.7 million and $12.0 million compared to non-interest income of $25.3 million for the fourth quarter of 2011 and $28.6 million for the first quarter of 2011, respectively. The decrease in non-interest income when compared to the fourth quarter of 2011 results from a $6.4 million other-than-temporary impairment on certain securities and a $3.6 million decrease in insurance agency commissions, which are paid annually in the fourth quarter.

•

Non-interest expense for the first quarter of 2012 of $63.5 million increased $1.8 million and $2.7 million from the quarters ended December 31, 2011 and March 31, 2011, respectively. The expense increase in the first quarter of 2012 compared to the fourth quarter of 2011 was mainly driven by nonrecurring personnel and professional services expenses of $2.4 million.

•

The income tax benefit for the first quarter of 2012 of $112.6 million improved $104.0 million and $117.7 million compared with an income tax benefit of $8.6 million and an income tax expense of $5.1 million in the fourth quarter of 2011 and the first quarter of 2011, respectively. The income tax benefit resulted from a new Closing Agreement with the Commonwealth of Puerto Rico in which the Commonwealth of Puerto Rico recognized a prepayment of income taxes of approximately $225.7 million from Doral related to the past overpayment of taxes.

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Doral’s loan production for the first quarter of 2012 was $481.8 million, an increase of $35.1 million compared to $446.6 million for the fourth quarter of 2011, and an increase of $131.6 million from $350.1 million for the first quarter of 2011. The U.S. commercial loan production totaled $336.4 million, or 69.8% of the loan production for the first quarter of 2012.

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Doral reported total assets as of March 31, 2012 of $8.1 billion compared to $8.0 billion as of December 31, 2011 and $8.5 billion as of March 31, 2011. The increase of $118.0 million when compared to December 31, 2011 is mainly due to the release of the valuation allowance associated with the deferred tax asset that was derecognized and recorded as a receivable from the Commonwealth of Puerto Rico.

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Total deposits of $4.6 billion as of March 31, 2012, increased $165.7 million, or 3.8%, from deposits of $4.4 billion as of December 31, 2011. The Company’s brokered deposits increased $78.1 million while retail deposits increased $87.6 million. Doral increased brokered deposits to meet loan growth demand not otherwise provided by the growth of its retail deposits and other net cash inflows.

•

Non-performing loans (“NPLs”), excluding FHA/VA loans guaranteed by the US government, as of March 31, 2012 were $713.7 million, an increase of $144.1 million from December 31, 2011. The increase in NPLs during the first quarter of 2012 resulted largely from the classification of certain residential mortgage TDR loans as NPLs as Doral adopted a more conservative stance reflecting the uncertain economic and regulatory environment.

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The Company’s capital ratios continue to exceed the well-capitalized standards established by the federal banking agencies with ratios of Tier 1 Leverage of 10.19%, Tier 1 Risk-based Capital of 13.22% and Total Risk-based Capital of 14.49%. The Leverage, Tier 1 and Total Risk-based Capital Ratios exceeded the well-capitalized standards by $419.3 million, $449.4 million and $279.3 million, respectively. The increase in the capital ratios results in large part from the effects of Doral’s new Closing Agreement with the Commonwealth of Puerto Rico which resulted in a realized gain and reduced amount of disqualified deferred tax assets.

FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial Corporation may make forward-looking statements in its other press releases, filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings, tax legislation and tax rules, regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent Doral Financial’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “target,” “goal,” and similar expressions and future or conditional verbs such as “would,” “should,” “could,” “might,” “can,” or “may” or similar expressions.

Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond Doral Financial’s control. Risk factors and uncertainties that could cause the Company’s actual results to differ materially from those described in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 which is available in the Company’s website at www.doralfinancial.com, as updated from time to time in the Company’s periodic and other reports to be filed with the SEC.

Institutional Background

Doral Financial Corporation is a bank holding company engaged in banking, mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank (“Doral Bank”), with operations in the mainland U.S. (New York metropolitan area and northwest region of Florida) and Puerto Rico, Doral Insurance Agency, Inc. (“Doral Insurance Agency”), and Doral Properties, Inc. (“Doral Properties”). Doral Bank in turn operates three wholly-owned subsidiaries: Doral Mortgage LLC (“Doral Mortgage”), engaged in residential mortgage lending in Puerto Rico, Doral Money, Inc. (“Doral Money”), engaged in commercial and middle market lending primarily in the New York metropolitan area, and CB, LLC, an entity formed to dispose of a real estate project of which Doral Bank took possession during 2005. Doral Money consolidates two variable interest entities created for the purpose of entering into a collateralized loan arrangement with a third party.

Doral Financial Corporation’s common shares trade on the New York Stock Exchange under the symbol DRL. Additional information about Doral Financial Corporation may be found on the Company’s website at www.doralfinancial.com.

For more information contact:

Investor Relations:

Christopher Poulton, EVP

christopher.poulton@doralfinancial.com

212-329-3794

Media:

Lucienne Gigante

SVP Public Relations & Marketing

Lucienne.Gigante@doralbank.com

787-474-6298

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